CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Newbury Street Trust of our report dated December 10, 2025, relating to the financial statements and financial highlights of Fidelity Tax-Exempt Money Market Fund and Fidelity Treasury Money Market Fund, which appears in Fidelity Newbury Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 19, 2025